DEAN FOODS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

DALLAS, February 26, 2018 - Dean Foods Company (NYSE: DF) today reported fourth quarter and full year 2017 results.
Highlights

•	Adjusted earnings in line with guidance; excludes tax reform benefit of $44 million

•	Q4 net income from continuing operations per diluted share was $0.54 and adjusted net income from continuing operations per diluted share was $0.25

•	Full year net income from continuing operations per diluted share was $0.52 and adjusted net income from continuing operations per diluted share was $0.80

•	Executing commercial agenda of strategic plan to Win in Private Label and Build and Buy Strong Brands

•
Aggressive approach to Driving Operational Excellence through an enterprise-wide cost productivity plan targeting an incremental $150 million in annual run-rate savings by 2020; in advanced stages of design and initial execution across all areas of the company

•	Improving capabilities through investments in people, technology and infrastructure

•	Full year 2018 adjusted diluted earnings per share are expected to be $0.55 to $0.80 (1)
Chief Executive Officer Ralph Scozzafava said, “In 2017, we navigated a rapidly-changing industry landscape and a dynamic retail environment. As we saw the marketplace challenges on volume and mix building, we directed our focus on improving our execution in securing branded and private label volume and immediately began taking steps to lower our overall cost base. Some of these actions are already gaining momentum and contributed to our fourth quarter 2017 financial results. These actions become a critical path in our go-forward commercial agenda as well as an aggressive enterprise-wide cost productivity program in 2018 and beyond."
Business Updates

The Company announced plans for executing an enterprise-wide cost productivity program to secure incremental savings in 2018 and beyond. The Company completed the assessment phase and is in the advanced stages of designing, and in some cases implementing, the planned savings initiatives. The productivity plan focuses on three key areas:

•
Rescaling the supply chain involves consolidating and right-sizing its manufacturing capacity to better match volume as well as adjust for expected changes in 2018. The Company is taking a holistic approach to its supply chain network, evaluating opportunities across the country in both operations and logistics. The Company plans to consolidate its plant network while maintaining quality, value and service and expects to implement the changes in phases beginning in 2018 and with targeted completion in 2019.

•
Optimizing spend management utilizing coordinated procurement efforts across the entire enterprise in all key categories. The Company plans to better leverage its size and scale for efficiencies across all facets of spend in addition to expanding its cost control efforts across all product and indirect spend categories.

•
The Company is taking further steps to integrate its operating model to drive organizational effectiveness while also reducing its general and administrative costs across the enterprise. The Company plans to implement a flatter, leaner and more agile organizational structure to enhance decision making and help build functional competencies that will increase effectiveness with customers and suppliers. The Company completed the first phase of this general and administrative focused reduction in the fourth quarter of 2017 and first quarter of 2018 with further actions planned over the coming months.
The accumulation of the new efforts, coupled with the ongoing work of the Company's base cost productivity initiatives, will generate savings in 2018 that the Company expects will begin to mitigate some of the anticipated impact from volume deleverage and non-dairy input cost inflation. A portion of these savings are expected to impact 2018 with further and larger savings in 2019 and beyond. The progression of these savings is contemplated in the Company's 2018 full-year guidance.

Fourth Quarter and Full Year 2017 Operating Results

Financial Summary *	Three Months Ended December 31		Twelve Months Ended December 31
(In millions, except per share amounts)	2017	2016	2017	2016

Gross Profit
GAAP	$446	$501	$1,818	$1,988
Adjusted	$448	$497	$1,821	$1,985

Operating Income
GAAP	$33	$70	$83	$264
Adjusted	$51	$70	$178	$293

Interest Expense
GAAP	$15	$17	$65	$67
Adjusted	$15	$17	$64	$66

Income from Continuing Operations
GAAP	$50	$34	$47	$121
Adjusted	$23	$34	$73	$144

Diluted Earnings Per Share (EPS) from Continuing Operations
GAAP	$0.54	$0.37	$0.52	$1.32
Adjusted	$0.25	$0.38	$0.80	$1.57

* Adjustments to GAAP due to the exclusion of expenses, gains or losses associated with certain transactions and other non-recurring items are described and reconciled to the comparable GAAP amounts in the attached tables.

1. Please refer to “Forward Outlook” and “Non-GAAP Financial Measures” for additional information. We provide guidance on a non-GAAP basis and are unable to provide a full reconciliation to GAAP without unreasonable efforts as we cannot predict the amount or timing of certain elements which are included in reported GAAP results, including mark-to-market adjustments of hedging activities, asset impairment charges, and other non-recurring events or transactions that may have a significant impact to reported GAAP results.

Total volume across all products for the fourth quarter of 2017 declined 6% compared to the fourth quarter of 2016. When adjusted for two less selling days in the fourth quarter, total volume across all products declined 3.5% versus prior year.
Raw milk costs in the fourth quarter of 2017 decreased roughly 1% from the third quarter of 2017 and increased 3% from the fourth quarter of 2016. On a full year basis, the average Class I Mover was $16.45 per hundred-weight in 2017, an 11% increase over 2016. For 2018, dairy commodity input costs are expected to be deflationary versus 2017.

Cash Flow
Net cash provided by continuing operations for the twelve months ended December 31, 2017, totaled $145 million. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, was $38 million for the twelve months ended December 31, 2017, a $75 million decrease as compared to the prior year period. Capital expenditures totaled $45 million for the fourth quarter of 2017 and $107 million for the full year 2017.
Debt
Total outstanding debt at December 31, 2017, net of $16.5 million cash on hand, was approximately $902.4 million. The Company’s net debt to bank EBITDA total leverage ratio, on an all-cash netted basis, increased modestly on a sequential basis to 2.68 times at the end of the fourth quarter of 2017.
Forward Outlook
"At Dean Foods, executing our strategic initiatives is paramount to our success in this dynamic and competitive environment. We are making important choices in 2018 and taking aggressive but necessary steps to drive our strategic plan, reset our company to make Dean Foods more competitive, and enable us to deliver solid and consistent earnings and cash flow over the long term. We must dramatically reduce our cost structure to match our smart volume today, creating the right network and cost base with an eye toward the future. Our enterprise-wide cost productivity plan will create a runway for increased and ongoing productivity benefits in 2019 and beyond as we target an incremental $150 million in annual run-rate savings by 2020. We have the right strategic plan and a strong team in place to drive our business and company forward.
"Due to the phased implementation and timing of our initiatives balanced against our investments and headwinds, we expect to deliver full year adjusted earnings per share in the range of $0.55 to $0.80. We expect the first quarter earnings to be disproportionately lower than the fourth quarter of 2017, and we expect to see an increase in adjusted earnings per share as we move through the year and into 2019. With the significant one-time investments in our productivity plan, we expect free cash flow performance of $30 million to $50 million as we fund these strategic investments and expect full year capital expenditures in the range of $135 million to $160 million," concluded Scozzafava.
We provide guidance on a non-GAAP basis and are unable to provide a full reconciliation to GAAP without unreasonable efforts as we cannot predict the amount or timing of certain elements which are included in reported GAAP results, including mark-to-market adjustments of hedging activities, asset impairment charges, and other non-recurring events or transactions that may have a significant impact to reported GAAP results.
Non-GAAP Financial Measures
In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain non-GAAP financial measures, including adjusted gross profit, adjusted selling and distribution expenses, adjusted general and administrative expenses, adjusted total operating costs and expenses, adjusted operating income, adjusted interest expense, adjusted income (loss) from continuing operations, adjusted net income (loss), adjusted earnings (loss) from continuing operations per diluted share, adjusted earnings (loss) per diluted share, adjusted EBITDA, Free Cash Flow and total leverage ratio, each as described below.
This non-GAAP financial information is provided as supplemental information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies.
We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. Our management uses these non-GAAP financial measures when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, and in determining earnings estimates.
A full reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures for the three and twelve months ended December 31, 2017 and 2016 is set forth in the tables herein.
Adjusted Operating Results
We have supplemented the presentation of our reported GAAP gross profit, selling and distribution expenses, general and administrative expenses, total operating costs and expenses, operating income, interest expense, net income (loss), income (loss) from continuing operations, earnings (loss) per diluted share, and earnings (loss) per diluted share from continuing operations, with non-GAAP measures that adjust the GAAP measures to exclude the impact of the following (as applicable):

•	asset impairment charges;

•	incremental non-cash trademark amortization triggered by the launch of a national fresh white milk brand;

•	closed deal costs;

•	facility closing, reorganization and realignment costs;

•	debt issuance costs;

•	costs associated with the early retirement of long-term debt;

•	gains (losses) on the mark-to-market of our derivative contracts;

•	costs associated with our enterprise-wide cost productivity plan;

•	separation costs;

•	gains or losses related to discontinued operations and divestitures;

•	litigation settlements (including any related accretion);

•	income tax impacts of the foregoing adjustments;

•	one-time impacts of U.S. income tax reform; and

•	adjustments to normalize our income tax expense at a rate of 38%.
We believe these non-GAAP measures provide useful information to investors by excluding expenses, gains or losses that are not indicative of the company’s ongoing operating performance. In addition, we cannot predict the timing and amount of gains or losses associated with certain of these items. We believe these non-GAAP measures provide more accurate comparisons of our ongoing business operations and are better indicators of trends in our underlying business. In addition, these adjustments are consistent with how management views our business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating the Company’s ongoing performance. Further, adjusted gross profit and adjusted operating income are used by management to evaluate key performance indicators of brand mix and low cost, respectively.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization, as further adjusted to exclude the impact of the adjustments discussed under “Adjusted Operating Results” above (other than the adjustments for incremental trademark amortization and interest expense and the normalized income tax rate, as Adjusted EBITDA excludes the full amount of these expenses). This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is a widely-accepted indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost).
Total Leverage Ratio
Our total leverage ratio is calculated as net debt divided by Bank EBITDA for the trailing four quarters. Net debt is calculated as consolidated funded indebtedness in accordance with our credit agreement, except on an all cash netted basis. Bank EBITDA is calculated as Adjusted EBITDA, as further adjusted to exclude certain non-cash and non-recurring or extraordinary expenses as permitted in calculating covenant compliance under our credit agreement. Management believes analysts and investors commonly use our total leverage ratio as an indicator of our ability to service existing debt and our liquidity.

Free Cash Flow
We define Free Cash Flow as net cash provided by operating activities from continuing operations less cash payments for capital expenditures. We believe Free Cash Flow is a meaningful non-GAAP measure that offers supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow to, among other things, repay debt, invest in our business and repurchase shares of our common stock. A limitation of Free Cash Flow is that it does not represent the total increase or decrease in the cash balance for the period.
Conference Call/Webcast
A webcast to discuss the Company's financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by clicking the earnings button on the Company's website at http://www.deanfoods.com. A slide presentation will accompany the webcast.
About Dean Foods
Dean Foods is a leading food and beverage company and the largest processor and direct-to-store distributor of fresh fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country's first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Friendly's®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 national, regional and local dairy brands as well as private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Almost 16,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.
*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**PET is a trademark of Eagle Family Foods Group LLC, under license.
Some of the statements made in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to: (1) our financial forecast, including projected sales (including specific product lines and the Company as a whole), total volume, price realization, profit margins, net income, earnings per share, free cash flow, our leverage ratio, and debt covenant compliance, (2) the Company’s regional and national branding and marketing initiatives, (3) the Company’s innovation, research and development plans and its ability to successfully launch new products or brands, (4) commodity prices and other inputs and the Company’s ability to forecast or predict commodity prices, milk production and milk exports, (5) the Company’s enterprise-wide cost productivity plan and other cost-savings initiatives, including plant closures and route reductions, and its ability to achieve expected savings, (6) planned capital expenditures, (7) the status of the Company’s litigation matters, (8) the Company’s plans related to its capital structure, (9) the Company’s dividend policy, (10) possible repurchases of shares of the Company’s common stock, and (11) potential acquisitions. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in this press release, including the risks disclosed by the Company in its filings with the Securities and Exchange Commission. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which the Company has limited or no control. Sales, operating income, net income, debt covenant compliance, financial performance and earnings per share can vary based on a variety of economic, governmental and competitive factors, which are identified in the Company’s filings with the Securities and Exchange Commission, including the Company's most recent Forms 10-K and 10-Q. The Company’s ability to profit from its branding and marketing initiatives depends on a number of factors including consumer acceptance of its products. The declaration and payment of cash dividends under the Company’s dividend policy remains at the sole discretion of the Board of Directors and will depend upon its financial results, cash requirements, future prospects, restrictions in its credit agreements and debt covenant compliance, applicable law and other factors that may be deemed relevant by the Board. All forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based except as required by law.
CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Sherri Baker, +1-214-303-3438

DEAN FOODS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Net sales	$1,934,997	$2,018,009	$7,795,025	$7,710,226
Cost of sales	1,488,565	1,516,589	5,977,348	5,722,710
Gross profit	446,432	501,420	1,817,677	1,987,516
Operating costs and expenses:
Selling and distribution	330,925	342,835	1,346,948	1,348,349
General and administrative	69,744	83,423	311,176	346,028
Amortization of intangibles	5,168	5,156	20,710	20,752
Facility closing and reorganization costs, net	1,966	(344)	24,913	8,719
Impairment of long-lived assets	5,698	—	30,668	—
Total operating costs and expenses	413,501	431,070	1,734,415	1,723,848
Operating income	32,931	70,350	83,262	263,668
Other (income) expense:
Interest expense	14,551	16,525	64,961	66,795
Other income, net	(519)	(1,393)	(2,942)	(5,778)
Total other expense	14,032	15,132	62,019	61,017
Income from continuing operations before income taxes	18,899	55,218	21,243	202,651
Income tax expense (benefit)	(30,608)	21,699	(26,179)	82,034
Income from continuing operations	49,507	33,519	47,422	120,617
Income (loss) from discontinued operations, net of tax	(64)	(312)	11,291	(312)
Gain (loss) on sale of discontinued operations, net of tax	2,875	(376)	2,875	(376)
Net income	$52,318	$32,831	$61,588	$119,929
Average common shares:
Basic	91,062	90,508	90,899	90,934
Diluted	91,151	91,131	91,274	91,510
Basic income (loss) per common share:
Income from continuing operations	$0.54	$0.37	$0.52	$1.33
Income (loss) from discontinued operations	0.03	(0.01)	0.16	(0.01)
Net income	$0.57	$0.36	$0.68	$1.32
Diluted income (loss) per common share:
Income from continuing operations	$0.54	$0.37	$0.52	$1.32
Income (loss) from discontinued operations	0.03	(0.01)	0.15	(0.01)
Net income	$0.57	$0.36	$0.67	$1.31

DEAN FOODS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$16,512	$17,980
Other current assets	1,003,367	1,040,650
Total current assets	1,019,879	1,058,630
Property, plant and equipment, net	1,094,064	1,163,851
Intangibles and other assets, net	389,886	383,746
Total	$2,503,829	$2,606,227
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities, excluding debt	$671,070	$706,981
Total long-term debt, including current portion	913,199	886,051
Other long-term liabilities	263,613	402,639
Total stockholders' equity	655,947	610,556
Total	$2,503,829	$2,606,227

DEAN FOODS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Twelve Months Ended December 31
	2017	2016
Operating Activities
Net cash provided by operating activities	$144,799	$257,413

Investing Activities
Payments for property, plant and equipment	(106,726)	(144,642)
Payments for acquisitions, net of cash acquired	(21,596)	(158,203)
Proceeds from sale of fixed assets	4,336	14,705
Other	(11,000)	—
Net cash used in investing activities	(134,986)	(288,140)

Financing Activities
Net proceeds from debt	23,777	47,868
Payments of financing costs	(1,786)	—
Repurchase of common stock	—	(25,000)
Cash dividends paid	(32,737)	(32,828)
Issuance of common stock, net of share repurchases for withholding taxes	(535)	(720)
Other	—	746
Net cash used in financing activities	(11,281)	(9,934)
Effect of exchange rate changes on cash and cash equivalents	—	(2,093)
Change in cash and cash equivalents	(1,468)	(42,754)
Cash and cash equivalents, beginning of period	17,980	60,734
Cash and cash equivalents, end of period	$16,512	$17,980

DEAN FOODS COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31, 2017
		Asset write-downs and (gain) loss on sale of assets	Facility closing and reorganization costs, net	Mark-to-market on derivative contracts	Cost productivity plan	Other adjustments	Income tax	Tax reform
	GAAP	(a)	(c)	(d)	(f)	(g)	(h)	(i)	Adjusted*
Gross profit	$446,432	$—	$—	$1,634	$—	$—	$—	$—	$448,066

Selling and distribution	330,925	—	—	622	—	—	—	—	331,547

General and administrative	69,744	—	—	—	(2,888)	(2,205)	—	—	64,651
Amortization of intangibles	5,168	(3,935)	—	—		—	—	—	1,233
General and administrative, including Amortization of intangibles	74,912	(3,935)	—	—	(2,888)	(2,205)	—	—	65,884

Total operating costs and expenses	413,501	(6,783)	(1,966)	622	(5,738)	(2,205)	—	—	397,431

Operating income	32,931	6,783	1,966	1,012	5,738	2,205	—	—	50,635

Income tax expense (benefit)	(30,608)	—	—	—	—	—	782	43,735	13,909

Income from continuing operations	49,507	6,783	1,966	1,012	5,738	2,205	(782)	(43,735)	22,694

Diluted earnings per share from continuing operations	$0.54	$0.07	$0.02	$0.01	$0.06	$0.03	$—	$(0.48)	$0.25

	Three Months Ended December 31, 2016
		Asset write-downs and (gain) loss on sale of assets	Closed deal costs	Facility closing and reorganization costs, net	Mark-to-market on derivative contracts	Other adjustments	Income tax
	GAAP	(a)	(b)	(c)	(d)	(g)	(h)	Adjusted*
Gross profit	$501,420	$—	$—	$—	$(3,938)	$—	$—	$497,482

Selling and distribution	342,835	—	—	—	1,620	—	—	344,455

General and administrative	83,423	—	(493)	—	—	(1,436)	—	81,494
Amortization of intangibles	5,156	(3,935)	—	—	—	—	—	1,221
General and administrative, including Amortization of intangibles	88,579	(3,935)	(493)	—	—	(1,436)	—	82,715

Total operating costs and expenses	431,070	(3,935)	(493)	344	1,620	(1,436)	—	427,170

Operating income	70,350	3,935	493	(344)	(5,558)	1,436	—	70,312

Income from continuing operations	33,519	3,935	493	(344)	(5,558)	1,436	731	34,212

Diluted earnings per share from continuing operations	$0.37	$0.04	$0.01	$—	$(0.06)	$0.01	$0.01	$0.38
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*
(Unaudited)
(In thousands, except per share data)

	Twelve Months Ended December 31, 2017
		Asset write-downs and (gain) loss on sale of assets	Closed deal costs	Facility closing and reorganization costs, net	Mark-to-market on derivative contracts	Cost productivity plan	Other adjustments	Income tax	Tax reform
	GAAP	(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	Adjusted*
Gross profit	$1,817,677	$—	$—	$—	$3,436	$—	$—	$—	$—	$1,821,113

Selling and distribution	1,346,948	—	—	—	620	—	—	—	—	1,347,568

General and administrative	311,176	—	(372)	—	—	(2,888)	(17,460)	—	—	290,456
Amortization of intangibles	20,710	(15,740)	—	—	—	—	—	—	—	4,970
General and administrative, including Amortization of intangibles	331,886	(15,740)	(372)	—	—	(2,888)	(17,460)	—	—	295,426

Total operating costs and expense	1,734,415	(43,558)	(372)	(24,913)	620	(5,738)	(17,460)	—	—	1,642,994

Operating income	83,262	43,558	372	24,913	2,816	5,738	17,460	—	—	178,119

Interest expense	64,961	—	—	—	—	—	(1,080)	—	—	63,881

Income tax expense (benefit)	(26,179)	—	—	—	—	—	—	26,972	43,735	44,528

Income from continuing operations	47,422	43,558	372	24,913	2,816	5,738	18,540	(26,972)	(43,735)	72,652

Diluted earnings per share from continuing operations	$0.52	$0.48	$0.01	$0.27	$0.03	$0.06	$0.21	$(0.30)	$(0.48)	$0.80

	Twelve Months Ended December 31, 2016
		Asset write-downs and (gain) loss on sale of assets	Closed deal costs	Facility closing and reorganization costs, net	Mark-to-market on derivative contracts	Other adjustments	Income tax
	GAAP	(a)	(b)	(c)	(d)	(g)	(h)	Adjusted*
Gross profit	$1,987,516	$—	$—	$—	$(2,143)	$—	$—	$1,985,373

Selling and distribution	1,348,349	—	—	—	10,655	—	—	1,359,004

General and administrative	346,028	—	(4,926)	—	—	(11,561)	—	329,541
Amortization of intangibles	20,752	(16,843)	—	—	—	—	—	3,909
General and administrative, including Amortization of intangibles	366,780	(16,843)	(4,926)	—	—	(11,561)	—	333,450

Total operating costs and expenses	1,723,848	(16,843)	(4,926)	(8,719)	10,655	(11,561)	—	1,692,454

Operating income	263,668	16,843	4,926	8,719	(12,798)	11,561	—	292,919

Interest expense	66,795	—	—	—	—	(436)	—	66,359

Income from continuing operations	120,617	16,843	4,926	8,719	(12,798)	11,997	(6,256)	144,048

Diluted earnings per share from continuing operations	$1.32	$0.18	$0.05	$0.10	$(0.14)	$0.13	$(0.07)	$1.57
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*
(Unaudited)
(In thousands, except ratio data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Reconciliation of Net Income to Adjusted EBITDA and Bank EBITDA
Net income	$52,318	$32,831	$61,588	$119,929
Interest expense	14,551	16,525	64,961	66,795
Income tax expense (benefit)	(30,608)	21,699	(26,179)	82,034
Depreciation and amortization	40,091	44,182	165,812	172,617
Asset write-downs and loss on sale of assets (a)	2,848	—	27,818	—
Closed deal costs (b)	—	493	372	4,926
Facility closing and reorganization costs, net (c)	1,966	(344)	24,913	8,719
Mark-to-market on derivative contracts (d)	1,012	(5,558)	2,816	(12,798)
Discontinued operations (e)	(2,811)	688	(14,166)	688
Cost productivity plan (f)	5,738	—	5,738	—
Other adjustments (g)	2,205	1,436	17,460	11,561
Adjusted EBITDA	$87,310	$111,952	$331,133	$454,471

Non-cash share-based compensation expense			5,416
Bank EBITDA			$336,549

			December 31, 2017
Reconciliation of net debt and total leverage ratio
Total long-term debt, including current portion			$913,199
Unamortized debt issuance costs			5,672
Cash and cash equivalents			(16,512)
Net debt			$902,359
Bank EBITDA			336,549
Total leverage ratio			2.68

			Twelve Months Ended December 31
			2017	2016
Reconciliation of Free Cash Flow provided by continuing operations
Net cash provided by operating activities			$144,799	$257,413
Payments for property, plant and equipment			(106,726)	(144,642)
Free Cash Flow provided by continuing operations			$38,073	$112,771
* See Notes to Earnings Release Tables

Notes to Earnings Release Tables
For the three and twelve months ended December 31, 2017 and 2016, the adjusted results and certain other non-GAAP financial measures differ from the Company's results under GAAP due to the exclusion of expenses, gains or losses associated with certain transactions and other non-recurring items that we believe are not indicative of our ongoing operating results. For additional information on our non-GAAP financial measures, see the section entitled “Non-GAAP Financial Measures” in this release.

(a)	The adjustment reflects the elimination of the following:

i.
In conjunction with our decision to launch DairyPure® in the first quarter of 2015, we reclassified certain of our indefinite-lived trademarks to finite-lived, resulting in a triggering event for impairment testing purposes. The related adjustment reflects the elimination of amortization expense recorded on these finite-lived trademarks of $3.9 million for each of the three months ended December 31, 2017 and 2016, and $15.7 million and $16.8 million for the twelve months ended December 31, 2017 and 2016, respectively; and

ii.
Asset impairment charges on certain fixed assets of $2.8 million for the three months ended December 31, 2017 and $27.8 million for the twelve months ended December 31, 2017. We evaluate our long-lived assets for impairment when circumstances indicate that the carrying value of an asset group may not be recoverable. Indicators of impairment could include, among other factors, significant changes in the business environment, the planned closure of a facility or a decline in operating cash flows of an asset group.

(b)
The adjustment reflects the elimination of expenses related to completed acquisitions and other transactional activities of $0.5 million for the three months ended December 31, 2016, and $0.4 million and $4.9 million for the twelve months ended December 31, 2017 and 2016, respectively.

(c)	The adjustment reflects the elimination of severance charges and non-cash asset impairments, net of (gains) losses on related asset sales, for approved facility closings and restructuring plans.

(d)
The adjustment reflects the elimination of the (gain) loss on the mark-to-market of our commodity derivative contracts. All of our commodity derivative contracts are marked to market in our statement of operations during each reporting period with a corresponding derivative asset or liability on our balance sheet.

(e)	The adjustment reflects the elimination of the following:

i.
Net income from discontinued operations of $11.3 million recognized in the twelve months ended December 31, 2017 due to the lapse of a statute of limitation related to an unrecognized tax benefit previously established as a direct result of the spin-off of the WhiteWave Foods Company, which was completed on May 23, 2013;

ii.
Net gains from discontinued operations of $2.9 million recognized in each of the three and twelve months ended December 31, 2017 due to the lapse of a statute of limitation related to an unrecognized tax benefit previously established as a direct result of the sale of our Morningstar division, which was completed on January 3, 2013; and

iii.	A loss of $0.7 million in each of the three and twelve months ended December 31, 2016 associated with prior discontinued operations.

(f)
The adjustment reflects the elimination of a non-cash asset write-down and certain other direct expenses incurred as a result of our enterprise-wide cost productivity plan. These charges were $5.7 million for each of the three and twelve months ended December 31, 2017.

(g)	The adjustment reflects the elimination of the following:

i.	A charge related to litigation settlements reached in the twelve months ended December 31, 2017;

ii.
The write off of unamortized deferred financing costs of $1.1 million in connection with the January 4, 2017 amendments to our senior secured revolving credit facility and receivables securitization facility in the twelve months ended December 31, 2017;

iii.
Separation charges related to the previously disclosed departures of certain executive officers of $1.4 million and $11.6 million for the three and twelve months ended December 31, 2016, respectively, and $2.1 million and $3.1 million for the three and twelve months ended December 31, 2017, respectively; and

iv.
Interest accretion in connection with the settlement of a previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012 and the final installment payment was made in June of 2016;

(h)
The adjustment reflects the income tax impact of adjustments (a) through (g) and an adjustment to our income tax expense to reflect income tax at a tax rate of 38%, which we believe represents our normalized effective tax rate as a U.S. domiciled business for the periods presented.

(i)
The adjustment reflects the elimination of one-time effects to income tax expense associated with the December 22, 2017 enactment of the Tax Cuts and Jobs Act (the "Tax Act”). For the Company, significant provisions of the Tax Act include a reduction in the corporate income tax rate from 35% to 21% beginning in 2018 and a mandatory one-time transition tax on unrepatriated foreign earnings.  The reduction in the corporate income tax rate triggered an immediate revaluation of our deferred tax assets and liabilities, which resulted in a $45.8 million one-time income tax benefit. This benefit was partly offset by the recognition of a $2.1 million income tax expense associated with the mandatory transition tax on our accumulated foreign earnings.  The resulting net income tax benefit of $43.7 million was recorded in the three months ended December 31, 2017.